EXHIBIT 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-129374) pertaining to Baidu.com, Inc.’s 2000 Option Plan of our reports dated April 17, 2007 with respect to the consolidated financial statements of Baidu.com, Inc., Baidu.com, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Baidu.com, Inc. included in the Annual Report (Form 20-F) for the year ended December 31, 2006.

/s/ Ernst & Young

Hong Kong

May 25, 2007